QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

CROSS COUNTRY HEALTHCARE TO PRESENT AT
UBS GLOBAL HEALTHCARE SERVICES CONFERENCE

        BOCA RATON, Fla.—January 22, 2004—Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that it is scheduled to make a presentation on Tuesday, February 3, 2004, at 10:30 a.m. Eastern Time at the UBS Global Healthcare Services Conference being held at The Plaza Hotel in New York City.

        Cross Country's presentation will be webcast and accessible to the public online via the Company's web site at www.corporate-ir.net/ireye/ir  site.zhtml?ticker=ccrn&script=2100%20. Through this link, visitors will be able to access the Company's presentation made by Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc., who will provide an overview of Cross Country's business and prospects. Replays will be available after the presentation until March 4, 2004 at the same website address.

        Cross Country Healthcare, Inc. is a leading provider of healthcare staffing services in the United States. The company has a client base of over 3,000 hospitals, pharmaceutical companies and other healthcare providers across all 50 states. Copies of this and other news releases as well as additional information about Cross Country can be obtained online at www.crosscountry.com. Shareholders and prospective investors can also register at the corporate Web site to automatically receive the Company's press releases by e-mail.

        The Company's presentation contains forward-looking statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects", "anticipates", "intends", "plans", "believes", "estimates" and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include our ability to attract and retain qualified nurses and other healthcare personnel, costs and availability of short-term leases for our travel nurses, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, and other factors set forth under the caption "Risk Factors" in the Company's 10-K for the year ended December 31, 2002.

# # #

For further information, please contact:
Howard A. Goldman
Director/Investor & Corporate Relations
Phone: 877-686-9779
Email:  hgoldman@crosscountry.com

QuickLinks

  Exhibit 99.1
CROSS COUNTRY HEALTHCARE TO PRESENT AT UBS GLOBAL HEALTHCARE SERVICES CONFERENCE